Exhibit 10.2

AGREEMENT

This Agreement (this “Agreement”) is entered into on March 15, 2022, by and between Brazil Minerals, Inc., a Nevada corporation (the “Company”), with address at 433 N. Camden Drive, Suite 810, Beverly Hills, CA 90210, and Gustavo Pereira de Aguiar (“GPA”), a citizen and resident of Brazil, with address at Rua Universo 387, apto 401, Bairro Santa Lucia, Belo Horizonte, Minas Gerais, Brazil. The Company and GPA shall be referred to herein collectively as “the Parties” and each individually as a “Party.”

The Parties agree to the following terms:

1.	Retention of GPA. Subject to the terms and conditions set forth in this Agreement, the Company hereby retains GPA on a full-time basis to perform the services set forth in this Agreement, and GPA accepts this retention on the terms and conditions set forth in this Agreement.

2.	Effective Date. This Agreement shall be effective as of March 16, 2022 (the “Start Date”).

3.	Termination. This Agreement may be terminated at any time by mutual agreement of the Parties, and at any time for any reason or no reason, by one Party, within a prior written notice of 30 (thirty) days to the other Party. The consequences of the termination, as applicable, are provided for in Section 9 of this Agreement.

4.	Scope of Work. The services to be performed by GPA under this Agreement (the “Work”) shall consist of all tasks related to planning, implementation, managing and running of the finance activities of the Company, including business planning, budgeting, forecasting and reporting, as well as other tasks assigned by the Chief Executive Officer of the Company accordingly, including, but not limited to, the following:

●	Financial reporting, including preparation of all financial statements and other parts of the Forms 10-K and 10-Q with respect to the Company, including those of any subsidiaries; such work involves:

○	Overseeing the preparation of the financial statements of Brazilian subsidiaries by Brazilian accountants
○	Overseeing the preparation of general ledger of U.S.-based accounts
○	Consolidation of period activity from Brazil and U.S. into global financial statements
○	Preparation of footnotes to such financial statements
○	Preparation of the Management and Analysis Discussion parts of the Forms 10-K and 10-Q
○	Interface with the auditor’s team until clearance for filling is obtained;

●	Budgeting;
●	Treasury functions, including payments;
●	Internal controls;
●	Modeling of projects (forecast of revenues, costs, cash flows, etc); and
●	Other topics within the finance function to be determined as needed.

Services will be provided in GPA’s city of residence. All costs incurred by GPA in the provision of services outside the place of residence, including, without limitation, airline tickets, vehicle rental, fuel, accommodation and food, will be borne by the Company.

5.	Titles. GPA shall be referred to under the following titles: Chief Financial Officer, Treasurer, and Principal Accounting Officer of the Company.

1

6.	Base Compensation. A monthly cash compensation of US$ 9,500 shall be deposited to an account of choice provided to the Company by GPA in return for the Work rendered by GPA during the term of this Agreement.

7.	Sign-In Bonus Compensation. GPA shall also receive a sign-in bonus totaling US$ 25,000 which shall be paid up in two tranches. GPA shall receive the first tranche of US$ 12,500 within ten days after the Start Date and shall receive the second tranche of US$ 12,500 three months after the Start Date.

8.	Annual Performance Bonus Compensation. GPA shall also be entitled to a maximum annual bonus of US$ 45,000 (the “Annual Bonus”), conditioned to the filing, by the Company, on an annual basis, of one Form 10-K and three Form 10-Q with the Securities and Exchange Commission (the “SEC”), in accordance with the following rules:

a) If and only if the Form 10-K is filed timely on or before the regularly scheduled filing date (and not filed on an extension), GPA shall receive 40% of the Annual Bonus, which corresponds to US$ 18,000, within thirty days after such actual filing date;

b) For each Form 10-Q that is filed on the regularly scheduled filing date (and not filed on an extension), GPA shall receive 20% of the Annual Bonus, which corresponds to US$ 9,000, within thirty days after the relevant filing date.

9.	Stock Compensation.

As of March 8, 2022, the total number of authorized and issued common shares of the Company is 3,188,198,223. Two percent of such number equals 63,763,964 shares.

On the Start Date, GPA shall be granted, for the purchase price of US$ 1.00 to be discounted from the first base compensation, 63,763,964 shares (the “GPA Grant”) which shall vest over four years in four tranches, on the first, second, third, and fourth anniversaries of the Start Date.

a)	If GPA resigns before the first-year anniversary of the Start Date, all 63,763,964 shares of the GPA Grant shall be deemed to be forfeited and returned to Company’s treasury;

b)	If GPA resigns after the first-year anniversary, but before the second anniversary of the Start Date, 3/4 of the shares of the GPA Grant, which corresponds to 47,822,973 shares of the GPA Grant, shall be deemed to be forfeited and returned to Company’s treasury;

c)	If GPA resigns after the second-year anniversary, but before the third anniversary of the Start Date, 1/2 of the shares of the GPA Grant, which corresponds to 31,881,982 shares of the GPA Grant, shall be deemed to be forfeited and returned to Company’s treasury;

d)	If GPA resigns after the third-year anniversary, but before the fourth anniversary of the Start Date, 1/4 of the shares of the GPA Grant, which corresponds to 15,940,991 shares of the GPA Grant, shall be deemed to be forfeited and returned to Company’s treasury;

e)	If and when the Company terminates this Agreement for any reason other than gross negligence or willful malfeasance of GPA, then the GPA Grant shall be deemed to be fully vested immediately upon such termination;

a.	If such termination occurs before the first-year anniversary of the Start Date, GPA shall be entitled to receive US$ 60,000 within thirty days of said termination;

2

b.	If such termination occurs after the first anniversary, but before the second anniversary of the Start Date, then GPA shall be entitled to receive US$ 30,000 within thirty days of said termination;

f)	If the Company terminates this Agreement for gross negligence or willful malfeasance, then the portion of the GPA Grant which is not yet vested shall be deemed to be forfeited.

10.	Currency of Payments. All cash payments under this Agreement will be made net in the currency of Brazil, the Brazilian real, using for conversion the prior day’s end-of-day PTAX exchange rate provided by the Brazilian Central Bank, without any deduction, discount, reduction or withholding. Further paperwork in Brazil required to properly make the payments under this Agreement shall be completed by the Company and GPA.

11.	Inflation-Adjustment. All cash payments under this Agreement shall be adjusted annually in March in accordance with the Brazilian inflation rate known as IPCA.

12.	Personal Time. GPA shall have four weeks of personal time per year.

13.	Independent Contractor. GPA agrees to perform the Work as an independent contractor and not as an agent of the Company, its subsidiaries or affiliates. GPA is not granted any right or authority or responsibility, expressed, implied or apparent, on behalf of or in the name of the Company to bind, or act on behalf of, the Company or its affiliates or subsidiaries. This Agreement is an at-will contract.

14.	Covenants by GPA. GPA hereby agrees to disclose to the Company within two business days: i) any inquiries or other contact from any entity pertaining to any work-related activity involving GPA; and ii) any material events affecting, or which may reasonably be expected to affect, GPA’s ability to perform the Work.

15.	Confidential Information. All information which GPA may now possess, may obtain during or after the term of this Agreement, or may create prior to the end of the term of this Agreement relating to the business of the Company or its affiliates or subsidiaries or of any of their respective customers or vendors (collectively, the “Confidential Information”) shall not be published, disclosed, or made accessible by him to any other person, firm or corporation either during or after the term of this Agreement or used by him, except during the term of this Agreement in the business and for the benefit of the Company without the prior written consent of the Company. GPA shall return all tangible evidence of such Confidential Information to the Company prior to or at the end of the term of this Agreement. This Agreement is also confidential, except to the extent required to be disclosed pursuant to the laws applicable to the parties, including, as the case may be, U.S. federal securities laws. GPA agrees that he will not disclose, publicize, or discuss any of the terms or conditions of this Agreement with anyone, except his attorneys, consultants and/or accountants, or as otherwise required by law. In the event GPA discloses this Agreement or any of its terms or conditions to his attorneys, consultants and/or accountant, it shall be his duty to advise said individual(s) of the confidential nature of this Agreement; and direct them not to disclose, publicize, or discuss any of the terms or conditions of this Agreement with anyone else.

3

16.	Indemnification. GPA shall protect, defend, indemnify and hold the Company, its affiliates, officers, consultants, partners, members, successors and assigns (collectively, the “Indemnified Party”) free and unharmed from and against any and all claims, liabilities, loss, costs, or damages, including court costs and attorneys’ fees, whether raised by the Indemnified Party or a third party, which shall arise in connection with any breach by GPA of a covenant, warranty or representation contained herein. The Company agrees to protect, indemnify, defend, and hold GPA free and unharmed from and against any and all losses, costs (including court costs and attorneys’ fees), damages, expenses, claims, demands or liabilities arising out of or in consequence of the breach by the Company, or its directors, officers, agents or employees of any of the covenants, warranty or representation made by the Company herein, including, without restricting the foregoing, the misuse of, or unauthorized dissemination of communications with GPA or the financial statements, or any other work product made available to the Company by GPA in performing the Work.

17.	Liability Limitation. In no event shall either party be liable to the other party whether in contract, tort or otherwise, for payment of any special, indirect, incidental, consequential or similar damages. Any and all actions, causes of action, contracts, demands or claims, whether in contract, negligence or otherwise known to law, which the Company may have arising out of the Work provided by GPA under this Agreement (hereinafter referred to as “claims” or “claim”) shall be limited to the compensation paid to GPA for the portion of the Work giving rise to liability, except when “gross negligence” and/or “willful malfeasance” on the part of GPA is determined, in which case there are no limitations.

18.	Notices. All notices required under this Agreement shall be deemed given when sent by email, overnight courier or registered or certified mail, or when sent by telecopy, telegraph or other graphic, electronic means and confirmed by overnight courier or registered or certified mail addressed to the address set forth in the preamble to this Agreement. Either Party shall have the right to change the address or name of the person to whom such notices are to be delivered by notice to the other Party.

19.	Law and Venue. This Agreement shall be governed in all respects by and construed in accordance with the laws of the State of California without regard to conflicts of law provisions. Any dispute between the Parties shall be heard only in the state and federal courts located in the County of Los Angeles, California, having personal and subject matter jurisdiction.

20.	Waiver of Trial by Jury. The Company and GPA hereby knowingly, voluntarily and intentionally waive the right to a trial by jury with respect to any litigation based hereon, or arising out of, under or in connection with this agreement. This provision is a material inducement for the parties entering into this Agreement.

21.	Headings. The headings in this Agreement are provided for convenience of reference only and shall not affect the construction of the text of this Agreement.

22.	Non-Waiver. No waiver of any provision of this Agreement shall be deemed to be nor shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

23.	Cumulative Remedies. All rights and remedies of the parties under this Agreement shall be cumulative, and the exercise of any one right or remedy shall not bar the exercise of any other right or remedy.

24.	Severability. If any provision of this Agreement shall be held or deemed to be invalid, inoperative or unenforceable, such circumstances shall not affect the validity of any other provision of this Agreement.

25.	Publicity. GPA shall not make any public disclosures regarding the Company, its subsidiaries or affiliates or the project for which he is performing the Work without the prior approval of the Company.

26.	Modifications. No amendment or modification to this Agreement shall be effective unless made in writing.

27.	Electronic Signature. This Agreement may be signed electronically or digitally by any Party or witness, being the electronic signature, by any means, admitted as valid. Should this Agreement be signed electronically, the date of execution of this Agreement shall be the date indicated above (and not the date indicated in any documents generated by the electronic or digital signature platform used).

4

IN WITNESS WHEREOF, the undersigned have executed or caused their respective duly authorized representatives to execute this Agreement electronically or digitally only or in two (2) counterparts of equal form and content.

BRAZIL MINERALS, INC.		Gustavo Pereira Aguiar

By:	Marc Fogassa, CEO

Signature:

5